STRICTLY PRIVATE AND CONFIDENTIAL

June 18, 2008

To:

Mexoro Minerals Ltd.
C. General Retana #706
Col. San Felipe
Chihuahua, Mexico  CP 31203

Attention : Mario Ayub, Chief Executive Officer

Dear Mr. Ayub:

Re:
Amendment to Letter of Intent dated May 2, 2008 (the “Letter of Intent”) between Mexoro Minerals Ltd. (“Mexoro”) and Paramount Gold and Silver Corp. (“Paramount”) with respect to the Proposed Strategic Alliance (the “Proposed Transaction”) between Mexoro and Paramount

This amendment (the “Amendment”) to the Letter of Intent is further to the discussions to date between Mexoro and Paramount.  The provisions of this Amendment, together with the Letter of Intent, will confirm the present interest of the parties with respect to the Proposed Transaction.

Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Letter of Intent.

The undersigned agree to amend the Letter of Intent as follows:

1.           Extension of Term. The parties agree to extend the date, prior to which the minimum amount of eight (8) million Units in the capital of Mexoro (the “Minimum Investment”) must be subscribed for by Paramount, from June 23, 2008 to July 21, 2008. As a result, the parties further agree that the references to June 23, 2008 under the headings “Private Placement”, “Convertible Debenture”, “Closing and Conditions of Closing”, “No Negotiations with Other Parties” and “Termination” in the Letter of Intent are hereby extended to July 21, 2008.

2.           Convertible Debenture. The parties agree that Mexoro may defer all interest payments on the secured convertible debenture dated May 9, 2008 in the aggregate principal amount of $500,000 (the “May Debenture”), issued pursuant to the Letter of Intent, until the date of the Minimum Investment by Paramount without penalty or default, provided that (i) all such accrued interest shall become immediately payable upon the date of the Minimum Investment, and (ii) in the event that the Letter of Intent, as amended, is terminated, all accrued interest will become immediately payable to Paramount. The parties further agree that Paramount shall loan the additional sum of US$370,000 to Mexoro on or before June 21, 2008 to be secured by a one year convertible debenture (the “June Debenture”) bearing interest at 8% and to be secured by all of the assets of Mexoro and its subsidiaries including Sunburst Mining de Mexico S.A. de C.V. Paramount shall have the right to convert the aggregate principal amount of $370,000 of the June Debenture to 740,000 Units of Mexoro on the same terms and conditions as the May Debenture. Paramount agrees that payment of interest on the June Debenture shall be deferred until July 21, 2008, provided that (i) all such accrued interest shall become immediately payable on July 21, 2008, and (ii) in the event that the Letter of Intent, as amended, is terminated, all accrued interest will become immediately payable to Paramount.

3.           Registration Rights. The parties agree that Mexoro will use its best efforts to file and have declared effective a registration statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933, with respect to all shares of common stock of Mexoro issued and issuable to Paramount pursuant to the May Debenture, the June Debenture and the private placement of Units pursuant to the Letter of Intent, as amended, within six (6) months of the date of the Minimum Investment, all subject to the terms and conditions of a registration rights agreement, in a form satisfactory to Paramount, to be entered into with Paramount on the date of the Minimum Investment.

4.           Future Financings. Paramount will be provided a  right of first refusal for a period of 4 years from the date hereof on all future financings of Mexoro whether by way of loan or share subscription subject to 14 days written notice by Mexoro to Paramount with 90 days to close save and except for the current debt restructuring which includes the settlement of $1.5 million of debt by way of issuance of equity units priced at $0.50 USD per unit.  Each unit comprised of 1 share plus 1/2 common share purchase warrant.  One full warrant is exerciseable at $0.75.  This right of first refusal is only provided if Paramount meets the minimum subscription of 8 million Units ($4 million).  In the event that Paramount agrees to additional financing and fails to complete in the 90 day time period, then Paramount shall forfeit its right of first refusal on any subsequent financing.

Except as amended to reflect the above, the Letter of Intent remains in full force and effect in accordance with its terms.

The parties acknowledge and agree that this Amendment is subject to review and approval by the Board of Directors of Paramount.

This Amendment may be executed in any number of counterparts, all of which taken together will be deemed to constitute one and the same instrument. This Amendment may be signed and delivered by facsimile and same shall constitute effective execution of the document.

To confirm this Amendment, please sign the enclosed duplicate copy where indicated below and return it to Paramount within three (3) business days of the date of receipt, or at that time the proposal set out above will expire automatically.

Yours very truly,

PARAMOUNT GOLD AND SILVER CORP.

Per:
Christopher Crupi
President and CEO

Phone:  613-226-9881   346 Waverley Street, Ottawa, Ontario Canada  K2P 0W5   Fax:  613-226-5106

* * * * *

This Amendment, together with the Letter of Intent, reflects accurately the parties’ understanding and agreement with respect to the matters set out above.

MEXORO MINERALS LTD.                                                                                                SUNBURST DE MEXICO S.A. DE C.V.

Per:                                                                                          Per:
Steven A. Sanders, Director                                   Steven A. Sanders, Assistant Secretary